Exhibit 99.5

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
							Québec Economic Plan –
	June			April to June			March 2017(1)
	2016	(2)	2017	2016-2017(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 623		5 610	14 579	15 221	4.4	60 249		1.8
Federal transfers	1 537		1 639	4 688	4 969	6.0	20 053		7.9
Total revenue	7 160		7 249	19 267	20 190	4.8	80 302		3.3
Expenditure
Program spending	–6 192		–6 173	–18 200	–18 518	1.7	–72 591		4.1
Debt service	–647		–594	–1 929	–1 759	–8.8	–7 776		2.3
Total expenditure	–6 839		–6 767	–20 129	–20 277	0.7	–80 367		3.9
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–78		–109	335	185	—	165		—
Health and social services and education networks(5)	—		—	–2	—	—	—		—
Generations Fund	216		156	511	506	—	2 488		—
Total consolidated entities	138		47	844	691	—	2 653		—
SURPLUS (DEFICIT)	459		529	–18	604	—	2 588	(6)	—
Contingency reserve	—		—	—	—	—	–100		—
BALANCED BUDGET ACT									—
Deposits of dedicated revenues in the Generations Fund	–216		–156	–511	–506	—	–2 488		—
BUDGETARY BALANCE(7)	243		373	–529	98	—	—		—

GENERAL FUND REVENUE

For June 2017, General Fund revenue reached $7.2 billion, an increase of $89 million, or 1.2%, compared to June 2016.

  Own-source revenue reached $5.6 billion, a decrease of $13 million, or 0.2%, compared to June 2016.

  Federal transfers amounted to $1.6 billion, up $102 million compared to June 2016.

– This growth stems primarily from an $87-million increase in equalization revenue.

Since the beginning of the fiscal year, General Fund revenue totalled $20.2 billion, an increase of $923 million, or 4.8%, compared to June 30, 2016.

  Own-source revenue stood at $15.2 billion, up $642 million, or 4.4%, from last year.

– This increase is due primarily to growth in consumption taxes ($230 million), corporate taxes ($202 million), personal income tax ($145 million) and revenue from government enterprises ($47 million).

  Federal transfers amounted to $5.0 billion, up $281 million compared to June 30, 2016.

– This growth stems primarily from a $262-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			June			April to June
Revenue by source	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 550		2 489	–2.4	5 557	5 702	2.6
Contributions for health services	743		616	–17.1	1 806	1 793	–0.7
Corporate taxes	368		426	15.8	1 069	1 271	18.9
Consumption taxes	1 623		1 749	7.8	4 835	5 065	4.8
Other sources	117		123	5.1	445	476	7.0
Total own-source revenue excluding government enterprises	5 401		5 403	0.0	13 712	14 307	4.3
Revenue from government enterprises	222		207	–6.8	867	914	5.4
Total own-source revenue	5 623		5 610	–0.2	14 579	15 221	4.4
Federal transfers
Equalization	836		923	10.4	2 508	2 770	10.4
Health transfers	495		503	1.6	1 486	1 510	1.6
Transfers for post-secondary education and other social programs	136		137	0.7	407	410	0.7
Other programs	70		76	8.6	287	279	–2.8
Total federal transfers	1 537		1 639	6.6	4 688	4 969	6.0
TOTAL	7 160		7 249	1.2	19 267	20 190	4.8

GENERAL FUND EXPENDITURE

For June 2017, General Fund expenditure totalled $6.8 billion, down $72 million, or 1.1%, compared to the same period the previous fiscal year.

  Program spending fell by $19 million, or 0.3%, reaching $6.2 billion.

  Debt service amounted to $594 million, a decrease of $53 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $20.3 billion, up $148 million compared to the same period the previous fiscal year.

  Program spending rose by $318 million, or 1.7%, reaching $18.5 billion.

– The most significant changes were in the Health and Social Services mission ($205 million) and the Administration and Justice mission ($106 million).

  Debt service amounted to $1.8 billion, a decrease of $170 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			June			April to June
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	3 380		3 344	–1.1	9 521	9 726	2.2
Education and Culture	1 655		1 644	–0.7	4 808	4 837	0.6
Economy and Environment	266		304	14.3	1 313	1 336	1.8
Support for Individuals and Families	538		516	–4.1	1 604	1 559	–2.8
Administration and Justice	353		365	3.4	954	1 060	11.1
Total program spending	6 192		6 173	–0.3	18 200	18 518	1.7
Debt service	647		594	–8.2	1 929	1 759	–8.8
TOTAL	6 839		6 767	–1.1	20 129	20 277	0.7

CONSOLIDATED ENTITIES

For June 2017, the results of consolidated entities showed a surplus of $47 million. These results include:

  a surplus of $11 million for special funds;

  dedicated revenues of $156 million for the Generations Fund;

  a deficit of $120 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $691 million. These results include:

  a surplus of $390 million for special funds;

  dedicated revenues of $506 million for the Generations Fund;

  a deficit of $205 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
					June 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 038	156	23	350	1 834	—		3 401	–2 041		1 360
Expenditure
Expenditure	–847	—	–23	–350	–1 900	—		–3 120	1 963		–1 157
Debt service	–180	—	—	—	–54	—		–234	78		–156
Subtotal	–1 027	—	–23	–350	–1 954	—		–3 354	2 041		–1 313
SURPLUS (DEFICIT)	11	156	—	—	–120	—		47	—		47
					April to June 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	3 321	506	123	1 340	5 654	—		10 944	–6 555		4 389
Expenditure
Expenditure	–2 373	—	–123	–1 340	–5 707	—		–9 543	6 314		–3 229
Debt service	–558	—	—	—	–152	—		–710	241		–469
Subtotal	–2 931	—	–123	–1 340	–5 859	—		–10 253	6 555		–3 698
SURPLUS (DEFICIT)	390	506	—	—	–205	—		691	—		691

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For June 2017, the consolidated net financial requirements stood at $2.3 billion, an increase of $387 million over last year.

Since the beginning of the fiscal year, the consolidated net financial requirements stood at $2.6 billion, a decrease of $301 million over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
			June				April to June
	2016	(2)	2017	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	5 623		5 610	–13	14 579		15 221	642
Federal transfers	1 537		1 639	102	4 688		4 969	281
Total revenue	7 160		7 249	89	19 267		20 190	923
Expenditure
Program spending	–6 192		–6 173	19	–18 200		–18 518	–318
Debt service	–647		–594	53	–1 929		–1 759	170
Total expenditure	–6 839		–6 767	72	–20 129		–20 277	–148
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–78		–109	–31	335		185	–150
Health and social services and education networks(5)	—		—	—	–2		—	2
Generations Fund	216		156	–60	511		506	–5
Total consolidated entities	138		47	–91	844		691	–153
SURPLUS (DEFICIT)	459		529	70	–18		604	622
Consolidated non-budgetary surplus (requirements)	–2 392		–2 849	–457	–2 870		–3 191	–321
CONSOLIDATED NET FINANCIALSURPLUS (REQUIREMENTS)	–1 933		–2 320	–387	–2 888		–2 587	301

Appendix

MARCH 2017 QUÉBEC ECONOMIC PLAN – BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	Québec Economic Plan –
	March 2017	(1)	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687		3.5
Contributions for health services	7 261		0.3
Corporate taxes	5 311		6.4
Consumption taxes	18 275		2.6
Other sources	1 665		0.0
Total own-source revenue excluding government enterprises	56 199		2.9
Revenue from government enterprises	4 050		–11.7
Total own-source revenue	60 249		1.8
Federal transfers	20 053		7.9
TOTAL GENERAL FUND REVENUE	80 302		3.3
Program spending
Health and Social Services	–36 764		4.2
Education and Culture	–18 877		4.3
Economy and Environment	–5 418		2.1
Support for Individuals and Families	–6 274		–0.4
Administration and Justice	–5 258		10.1
Total program spending	–72 591		4.1
Debt service	–7 776		2.3
TOTAL GENERAL FUND EXPENDITURE	–80 367		3.9
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165		—
Health and social services and education networks(5)	—		—
Generations Fund	2 488		—
TOTAL CONSOLIDATED ENTITIES	2 653		—
SURPLUS (DEFICIT)	2 588	(6)	—
Contingency reserve	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488		—
BUDGETARY BALANCE(7)	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.15 of The Québec Economic Plan – March 2017.

(2)

The 2016-2017 data of the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 4 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act.
(8)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at July 31, 2017, will be published on October 6, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.